EXHIBIT 10.4

AMENDMENT

     THIS AMENDMENT is made as of the 29th day of December 2004 to the Employment Agreement between Paul A. Mahon (“Executive”) and United Therapeutics Corporation dated June 16, 2001, as previously amended (the “Agreement”).

     WHEREAS, the parties desire to amend the Agreement as provided below.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

1. Compensation Upon Termination Without Cause. Section 8(d) of the Agreement presently provides as follows:

If (i) the Company terminates the Executive’s employment without Cause, or (ii) the Executive’s employment is terminated as a result of the transfer of control of the Company by acquisition, merger, hostile takeover or for any other reason whatsoever, or (iii) Executive’s authority and responsibilities are materially diminished without cause relating to the performance of Executive’s services hereunder and Executive terminates this Agreement as a result of such unjustified diminution of authority, then should any of the foregoing events occur, the Company shall pay to Executive a lump-sum amount equal to the greater of either: (a) the amount Executive would have been entitled to receive in Base Salary for the time remaining in Executive’s then current term of employment, or (b) an amount equal to two years of Base Salary. Such payment shall be fully due and payable to Executive in a lump sum upon Executive’s Date of Termination. Additionally, in the event of termination contemplated in this Section 8(d), all options granted to Executive pursuant to Section 4(c) shall immediately vest in Executive.

The foregoing Section 8(d) provision shall be replaced in its entirety with the following provision:

If (i) the Company terminates the Executive’s employment without Cause, or (ii) the Executive’s employment is terminated as a result of the transfer of control of the Company by acquisition, merger, hostile takeover or for any other reason whatsoever, or (iii) Executive’s authority and responsibilities are materially diminished without cause relating to the performance of Executive’s services hereunder and Executive terminates this Agreement as a result of such unjustified diminution of authority, then should any of the foregoing events occur, the Company shall pay to Executive a lump-sum amount equal to two times (i) Executive’s current annual rate of Base Salary, plus (ii) the greater of the bonus and/or other incentive payments awarded to executive for the immediately preceding year or the average bonus and/or other inventive payments awarded to the Executive for the previous two years. Such payment shall be fully due and payable to Executive in a lump sum upon Executive’s Date of Termination. Additionally, in the event of termination contemplated in this Section 8(d), all unvested options granted to Executive prior to Executive’s Date of Termination shall immediately vest in Executive upon Executive’s Date of Termination, and the exercise period for each such previously-granted option shall be the full remaining duration of the term of each such option.

2. Compensation Upon Termination Without Cause. A new Section 8(e) shall be added to the Agreement as follows:

Notwithstanding any other provision of this Agreement to the contrary, in the event that Executive chooses to resign for any reason other than as result of a reason constituting termination for Cause then, in such event, at the option of the Executive, Executive may state in his letter of resignation that he wishes to serve as a Senior Advisor to the Company, which continuing service shall be on the following terms: (i) Executive shall be employed on a full-time basis as a Senior Advisor to the Company for up to fifteen years from the date of resignation, for so long as Executive is willing and able to provide advisory services to the Company; (ii) Executive shall report to the Company’s General Counsel and shall at all times be diligent in responding to informational or discussion requests and project assignments from the General Counsel or his/her designee; (iii) Executive shall receive compensation of $50,000 per year without increase, bonus or other adjustment for each year of service, payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures, less all necessary withholding; (iv) unless otherwise agreed to by the Company, Executive shall provide such advisory services from Executive’s personal offices not located at Company facilities; (v) Executive shall continue to abide by his or her obligations of confidentiality and non-competition as provided in this Agreement; and (vi) Executive shall receive compensation termination as if Executive’s employment had been terminated without Cause.

3. Effect. No other provisions of the Agreement shall be affected by this Amendment, and all other provisions of the Agreement shall remain in full force and effect.

     In witness whereof, the parties have executed this Amendment effective as of the date first written above.

UNITED THERAPEUTICS CORPORATION

/s/ Paul Mahon	/s/ Martine Rothblatt

Paul A. Mahon	Martine A. Rothblatt